Exhibit 4.05(b)

                               SECOND MODIFICATION
                      COMMERCIAL REVOLVING LOAN, TERM LOAN
                             AND SECURITY AGREEMENT

                                      WITH

                         MARINE MANAGEMENT SYSTEMS, INC.



     The Commercial Revolving Loan, Term Loan and Security Agreement dated as of June 4, 1993 ("CRLTLSA") by and between MARINE MANAGEMENT SYSTEMS, INC., an Ohio corporation authorized to do business in the State of Connecticut, having an address at 102 Hamilton Avenue, Stamford, Connecticut, 06902 ("Company"), and PEOPLE'S BANK, a Connecticut banking corporation with an office at 360 Bedford Street, Stamford, Connecticut, 06901 ("Bank"), as modified by a Modification of Commercial Revolving Loan, Term Loan and Security Agreement with Marine Management Systems, Inc. dated September 22, 1993 ("First Modification"), is further modified as hereinafter set forth:

     1. ARTICLE I, Section 1.01 shall be amended as follows:

          (d) "Borrowing Base" means an amount equal to the lesser of: (i) FOUR HUNDRED THOUSAND and 00/100 ($400,000.00) Dollars, or (ii) Seventy (70%) percent the net balance due on Acceptable Receivables.

          (y) "Letter of Credit" shall have the meaning assigned in Section IVa hereof.

          (z) "CDA" means Connecticut Development Authority.

          (aa) "CDA Advance Commitment" means CDA's Commitment executed and delivered contemporaneously herewith to Bank guarantying a 27.3 percent first loss in an amount not to exceed One Hundred Fifty Thousand and 00/100 ($150,000.00) Dollars.

          (bb) "Loan Guarantee Certificate" means the contract of Guaranty executed and delivered or to be executed and delivered by CDA to the Bank with respect to the Amended and Restated Revolving Loan and Letter of Credit under the provisions of Public Act 92-236, as amended.

     2. ARTICLE II, Section 2.03 shall be amended as follows:

     Procedure for Advances, Notices of Borrowing, Notes, Etc. Within the limits of the Borrowing Base and subject to the terms and conditions contained in
Section 7.02, so long as demand has not been made by the Bank and the Company is in compliance with all of the terms and conditions of this Agreement and no Event of Default has occurred and no condition exists which would constitute an Event of Default but for the giving of notice or passage of time, or both, the Company may borrow, repay and re-borrow Revolving Loans. Requests for Revolving Loan advances may be made in compliance with the Bank's existing cash management procedures. The Revolving Loan shall be evidenced by a promissory note payable to the Bank substantially in the form of, and in the amount of, FOUR HUNDRED THOUSAND ($400,000.00) DOLLARS, as set forth in Exhibit A attached hereto ("Revolving Note"). Insofar as the Company may request and the Bank shall make Revolving Loans hereunder, the Bank shall enter such advances as debits on a revolving loan account maintained by the Company with the Bank ("Revolving Loan Account"). The Bank shall also record in its Revolving Loan Account, in accordance with customary accounting procedures, all other charges, expenses and other liens properly chargeable to the Company; all payments made by the Company on account of indebtedness evidenced by the Revolving Loan Account; all proceeds of collateral which are finally paid to the Bank in its own office in cash or solvent credits; and other appropriate debits and credits. The Revolving Loan Account shall reflect the amount of the Company's indebtedness to the Bank from time to time by reason of the Revolving Loans made by the Bank and other appropriate charges hereunder. On a monthly basis, the Bank shall render a statement for the Revolving Loan account, which statement shall be considered correct and accepted by the Company and conclusively binding upon the Company. The Bank shall have the right at its option, to debit the Revolving Loan Account


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

for any principal due under the Term Note and, on the 4th day of each and every month commencing January 4, 1996, for all interest charges on the Loans for the previous month if not otherwise paid by the Company.

     3. ARTICLE IVa, LETTER OF CREDIT shall be added to the document as follows:

                                   ARTICLE IVa

     4a.01 Issuance Letter of Credit. The Bank shall issue its Irrevocable Letter of Credit in the maximum amount of One Hundred Fifty Thousand and 00/100 ($150,000.00) Dollars in favor of Seaboard Stamford Investors Associates, LLC. The sums evidenced by the Letter Credit shall decline at the rate of Seven Thousand Five Hundred ($7,500.00) Dollars per month commencing on May 31, 1996 and continuing on the 31st day of each succeeding month thereafter until the expiration date as hereinafter defined.

     4a.02 Term. The Letter of Credit shall expire on December 31, 1997 ("Expiration") and shall provide that it shall not be subject to any extension thereof.

     4a.03 Interest and Fees. (a) In the event the beneficiary draws upon the Letter of Credit in accordance with its terms, the amounts so drawn will bear interest, until repaid to Bank by Company, at a rate equal to Two and One Half (2.5%) percent per annum in excess of People's Bank Prime Rate. (b) During the term of the Letter of Credit, Company shall pay an annual fee equal to One and One Half (1.5%) percent of the amount then available under the Letter of Credit subject to a minimum annual payment of One Hundred Twenty Five and 00/100 ($125.00) Dollars.

     4. ARTICLE VI Section 6.01 shall be amended as follows:

          (aa) CDA Requirements. The Company represents and warrants that it is aware that the Bank is making the Revolving Loan and the Letter of Credit on the condition, among others, that the Amended and Restated Revolving Loan Note and Letter of Credit shall be guaranteed in part by the CDA and that the requirements of the Contract of Guaranty and the CDA Advance Commitment may require the Bank to act or not act if a default in either of the aforesaid instruments occurs in order to preserve the Bank's rights and benefits under the Loan Guaranty Certificate and the CDA Advance

     Commitment. The Company represents and warrants further that it has reviewed, with its attorneys, all documents evidencing the Loan Guaranty Certificate and the CDA Advance Commitment, all applicable statutes and regulations governing the issuance of the Loan Guaranty Certificate and/or the CDA Advance Commitment including without limitation Public Act 92-236 as amended (the "Act") and is aware of the requirements requisite both to such issuance and keeping of the Contract of Guaranty and the CDA Advance Commitment in force (the "Requirements"). The Company shall, at all times, comply with the affirmative action requirements of the CDA. The Company consents to the Bank's compliance with the Act and acknowledges that the Bank's actions taken in compliance with the Act will be reasonable when taken and will not subject the Bank to any claim or damages for being unreasonable or for so called "Lender Liability" claims. The Company shall not take any action which shall invalidate or limit the Contract of Guaranty or the CDA Advance Commitment.

     5. ARTICLE VII, Section 7.01 shall be amended as follows:

          (a) Notes. The Bank shall have received a duly executed Term Note and Amended and Restated Revolving Loan Note drawn to its Order;

          (a1) Letter of Credit. The Bank shall received a duly executed Application and Reimbursement Agreement for Irrevocable Standby Letter of Credit;

          (a2) Loan Guaranty Certificate. The CDA shall have executed and delivered to the Bank a Loan Guaranty Certificate with respect to the Revolving Loan and the Letter of Credit containing terms and conditions acceptable to the Bank at its sole discretion;

          (a3) CDA Commitment. The CDA has issued and delivered to the Bank the CDA Advance Commitment containing terms of conditions acceptable to the Bank in its sole discretion;

          (d) The Bank shall have received a duly executed Amended and Restated Guaranty ("the Guaranty") from Eugene D. Story, Mary G. Story, Robert D. Ohmes and Evelyn J. Ohmes (the "Guarantors") pursuant to which they shall have unconditionally guaranteed the payment and performance of all liabilities and obligations of the Company to the Bank. The Amended and Restated Guaranty shall be in form and scope and substance satisfactory to Bank.

     6. ARTICLE VIII, A Affirmative Covenants shall be amended as follows:

     Section 8.03 (1) Guarantee Certificate. On the date of the issuance of each Certificate of Guarantee, Company shall prepay to CDA one (1) year's premium on the Loan Guarantee Certificate. At Bank's option, Company shall add to each payment due in connection with the guaranteed loan and Letter of Credit an amount sufficient to accumulate in the hands of the Bank, one (1) payment period prior to its due date, the next actual premium on the Certificate of Guaranty. Such payment shall be held by Bank for the purpose of paying such premiums for the same become delinquent.

     Section 8.03 (2) The CDA Advance Commitment. The Company shall take all steps necessary to cause the CDA to issue a Guarantee Certificate guaranteeing Twenty Seven and Three (27.3%) percent of the Letter of Credit and Revolving Loan as amended and restated.

     7. ARTICLE X, Section 10.01 shall be amended as follows:

          (c) Any event of default under any document, instrument or agreement with the CDA or relating to the Contracts of Guarantee for the CDA Advance Commitment or any other Agreement for borrowed money;

     8. ARTICLE XIV, Section 14.01 is amended as follows:

     Term and Termination. (a) Amended and Restated Revolving Loan. Unless sooner terminated by a demand by the Bank or as a result of the occurrence of an Event of Default, the obligation of the Bank to make Revolving Loans shall terminate on December 31, 1997 (the "Term"). The Bank and the Company may extend the Term for one or more renewal terms which shall consist of periods of time to be determined by the Bank but in any way not to exceed one year each (each being a "Renewal Term") by executing a written agreement to do so prior to the end of the Term (or prior to the end of a Renewal Term, if applicable). At the end of the Term hereof (or at the end of a Renewal Term, if applicable), and in the event Company has not received notice from Bank confirming renewal of the term then in that event, the Company shall pay the entire balance of the Revolving Loans. Further, upon termination of the Revolving Loans, all of the rights, interest and remedies of the Bank and Obligations of the Company shall survive and the Company shall have no right to receive, and the Bank shall have no obligation to make, any further Revolving Loans.

          (c) Letter of Credit. Unless sooner drawn, the Letter of Credit shall be reviewed, prior to June 1, 1996 and shall expire on December 31, 1997.

          9. ARTICLE XV, Section 15.01 is amended as follows:

     Section 15.02 Additional Costs and Fees. Company agrees to pay all reasonable transactional costs related to any modification of this Agreement and shall pay a closing fee. Letter of Credit fees will be paid in accordance with the terms and conditions of the Application and Reimbursement Agreement for Irrevocable Standby Letter of Credit. CDA fees will be paid in accordance with the terms of the CDA Commitment.

     10. Except as expressly modified by this Second Modification, Commercial Revolving Loan, Term Loan and Security Agreement as modified shall remain in full force and effect.

     IN WITNESS WHEREOF I hereunto set my hand.

WITNESSED:                          MARINE MANAGEMENT SYSTEMS, INC.



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



     /s/ Brian O'Connor             By:  /s/ Eugene D. Story
-------------------------------     -------------------------------
                                             Eugene Story
                                             Its President,
    /s/ Rita A. Steinberger                  Duly Authorized
-------------------------------

WITNESSED:                          PEOPLE'S BANK


    /s/ Brian O'Connor              By:  /s/ Jonathan Q. Mills
-------------------------------     -------------------------------
                                             Jonathan Q. Mills
                                             Its Vice President,
   /s/ Rita A. Steinberger                   Duly Authorized
-------------------------------

STATE OF CONNECTICUT :
                     :  ss.  Stamford
COUNTY OF FAIRFIELD  :

     On this 21 day of December, 1995, before me, personally appeared Eugene D. Story, who acknowledged himself to be the President of Marine Management Systems, Inc., a Connecticut Corporation, and that he, as such President, being authorized so to do, executed the foregoing instrument, as his free act and deed, and the free act and deed of said corporation, for the purposes therein contained, by signing the name of Eugene D. Story as said President.



                                    /s/ Brian O'Connor
                                   ----------------------------
                                   Brian T. O'Connor
                                   Commissioner of the Superior
                                   Court


STATE OF CONNECTICUT :
                     :  ss.  Stamford
COUNTY OF FAIRFIELD  :

     On this 21 day of December,  1995, before me, personally  appeared Jonathan
Q. Mills, who acknowledged himself to be the Vice President of Peoples Bank, a Connecticut Banking Corporation, and that he, as such Vice President, being authorized so to do, executed the foregoing instrument, as his free act and deed, and the free act and deed of said banking corporation, for the purposes therein contained, by signing the name of Jonathan Q. Mills as said Vice President.



                                    /s/ Rita A. Steinberger
                                   ----------------------------
                                    Rita A. Steinberger
                                    Commissioner of the Superior
                                    Court